Exhibit 16.1

June 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Aqua America, Inc. Employees 401(k) Savings Plan and Trust (the “Plan”) (copy attached), which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Plan’s Form 8-K report dated May 6, 2004. We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis to comment on the second sentence of the first paragraph regarding the reasons for the change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP